EXHIBIT 10.1

SAREPTA THERAPEUTICS, INC.

215 First Street, Suite 415

Cambridge, MA 02142

February 26, 2019

Myonexus Therapeutics, Inc.

8000 Walton Parkway

Suite 255

New Albany, OH 43054

Attention: Chief Executive Officer

Re: Warrant to Purchase Common Stock of Myonexus Therapeutics, Inc.

Ladies and Gentlemen:

Please reference that certain Warrant to Purchase Common Stock of Myonexus Therapeutics, Inc., dated May 3, 2018, between Sarepta Therapeutics, Inc., a Delaware corporation (“Sarepta”) and Myonexus Therapeutics, Inc., a Delaware corporation (“Myonexus”) (referred to herein as the “Warrant Agreement”). Sarepta and Myonexus each may be referred to herein individually as a “Party” or collectively as the “Parties.” Terms capitalized but not defined in this letter agreement (“Letter Agreement”) have the meanings ascribed to them in the Warrant Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties acknowledge and agree as set forth below:

1.

Warrant Agreement Terms. In accordance with Section 9.6(b) of the Warrant Agreement, the Parties agree that if Sarepta delivers an Exercise Notice pursuant to Section 2.3(a) of the Warrant Agreement prior to 5:00 pm EST on February 26, 2019, the Warrant Agreement shall be amended, and hereby is, automatically, without any further action required by the Parties, such that:

a.	The definition of “Warrant Exercise Payment” in Section 1.1 of the Warrant Agreement is deleted and replaced in its entirety with the following:

“Warrant Exercise Payment” means an amount equal to $165,000,000, plus (i) the Estimated Closing Date Cash and Liabilities Amount, less (ii) (A) any Deal Fees not reflected as a liability in the Estimated Closing Date Cash and Liabilities Amount, (B) any Change of Control Payments not reflected as a liability in the Estimated Closing Date Cash and Liabilities Amount, (C) the Stockholder Representative Reserve and (D) the employer portion of any payroll or employment Taxes not reflected as a liability in the Estimated Closing Date Cash and Liabilities Amount, and which are associated with the exercise, cashout or vesting of any Company Stock Options, Restricted Stock or Company Warrants prior to or in connection with the execution and delivery of this Warrant, the purchase of Shares purchasable hereunder, payments under the Redemption Provisions, or consummation of any other transactions contemplated hereby in each case without duplication.

b.	The definition of “Closing Date Cash and Liabilities Amount” in Section 1.1 of the Warrant Agreement is deleted and replaced in its entirety with the following:

“Closing Date Cash and Liabilities Amount” means (i) the Cash on Hand of the Company as of 11:59 p.m. Eastern Standard Time on the earlier to occur of the Warrant Exercise Closing Date or March 15, 2019 (such date, the “Cash Calculation Date”) (so long as such amount is a positive number) plus (ii) $6,000,000 less (iii)

any liabilities of the Company as of 11:59 p.m. Eastern Standard Time on the Cash Calculation Date, less (iv) any Pre-Closing Tax Liabilities (including an estimate of Pre-Closing Tax Liabilities for the portion of any Straddle Period ending on the date of the Warrant Exercise Closing) included on the Closing Balance Sheet of the Company (but only to the extent not included in the liabilities of the Company referred to in clause (iii)) as of the end of the day on the Warrant Exercise Closing Date, less (v) the aggregate amount of the distributions, if any, made by the Company to the Company Equityholders in accordance with this Agreement during the period after the Cash Calculation Date through 11:59 p.m. Eastern Standard Time on the day immediately prior to the date of the Warrant Exercise Closing (determined, in each case, in accordance with GAAP, consistently applied in accordance with past practices).

c.	The definition of “Development Milestone Payment 3” in Section 1.1 of the Warrant Agreement is deleted and replaced in its entirety with the following:

“Development Milestone Payment 3” means an amount in cash equal to $0.00.

d.	The definition of “Development Milestone Payment 5” in Section 1.1 of the Warrant Agreement is deleted and replaced in its entirety with the following:

“Development Milestone Payment 5” means an amount in cash equal to $0.00.

e.	Section 5.24 of the Warrant Agreement is deleted and replaced in its entirety with the following:

Section 5.24. R&W Insurance Policy. If requested by the Warrant Holder, the Company shall use Commercially Reasonable Efforts to assist the Warrant Holder in obtaining and binding representation and warranty insurance, solely for the benefit of the Warrant Holder, relating to Losses arising from breaches of the Company’s representations and warranties contained in this Warrant and on terms reasonably acceptable to the Warrant Holder (the “R&W Insurance Policy”). The Warrant Holder shall be responsible for the entire R&W Insurance Policy Cost.

2.	General Terms
a.

Development Milestone Event 2.  Sarepta acknowledges receipt from Myonexus of a Development Milestone Event Notice with respect to Development Milestone 2 and agrees that all conditions to payment of the Development Milestone Payment 2 set forth in the Warrant have been satisfied as of the date of this Letter Agreement.

b.

Effect of Letter Agreement. Except as expressly contemplated herein, all other provisions of the Warrant Agreement will remain in full force and effect.  In the event of any conflict between this Letter Agreement and the Warrant Agreement with respect to the matters contemplated by this Letter Agreement, this Letter Agreement will control.  If Sarepta fails to deliver an Exercise Notice prior to 5:00 pm EST on February 26, 2019, this Letter Agreement shall become null and void, ab initio.

c.

Authorization and Enforceability.  Each of Myonexus and Sarepta represent and warrant to the other that (i) it has all requisite power and authority to execute, deliver and perform this Letter Agreement and the Warrant Agreement, as amended, and to consummate the transactions contemplated hereby and thereby, (ii) this Letter Agreement has been duly authorized, executed and delivered by such party and (iii) this Letter Agreement and the Warrant Agreement, as amended, constitute valid and binding obligations of such party fully enforceable against it in accordance with their terms.

d.

Incorporation by Reference. The following provisions of the Warrant Agreement shall be incorporated by reference mutatis mutandis into this Letter Agreement: 9.4(d), 9.4(e), 9.4(f), 9.5, 9.6, 9.10 and 9.11.

e.

Headings. The headings contained in this Letter Agreement are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Letter Agreement.

f.

Miscellaneous. This Letter Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument, notwithstanding variations in format or file designation which may result from electronic transmission, store and printing of copies of this Letter Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via electronic mail in PDF format will be treated as original signatures. No agreement hereafter made will be effected to change, modify, or discharge this Letter Agreement, in whole or in part, unless such agreement is in writing and signed by or on behalf of the Party against whom the enforcement of the change, modification, or discharge is sought.  This Letter Agreement will be binding on the Parties and their respective personal and legal representatives, successors, and permitted assigns.  Each person whose signature appears below represents and warrants that he or she has the authority to bind the entity on whose behalf he or she has executed this Letter Agreement.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the duly authorized representatives hereby execute this Letter Agreement as of the date first written above.

Best regards,

Sarepta Therapeutics, Inc.

By:	/s/ Douglas S. Ingram
Name:	Douglas S. Ingram
Title:	President and CEO

Agreed and accepted:

Myonexus Therapeutics, Inc.

By:	/s/ Michael Triplett
Name:	Michael Triplett
Title:	President and CEO

[Signature Page to Letter Agreement Regarding Warrant Agreement]